Exhibit 5.12

[Letterhead of Sullivan & Cromwell LLP]

February 10, 2023

To:	Diebold Nixdorf, Incorporated (the “Issuer”)

Ladies and Gentlemen:

Re:

Exchange of the outstanding 8.50% Senior Notes due 2024 issued by the Issuer for new units consisting of warrants of the Issuer (the “Warrants”) and 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 of the Issuer (the “New Notes”) guaranteed by Diebold Nixdorf (UK) Limited (the “Company”) (the “Transaction”)

1.	Introduction

We have acted as English law advisors to the Company in connection with the Transaction. We are giving this opinion at your request in connection with the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission on February 10, 2023 setting forth the terms and conditions of the Transaction (the “Registration Statement”).

2.	Documents

For the purposes of this opinion, we have examined only the following documents (the “Documents”):

(1)	the Registration Statement;

(2)

a copy of the New York law governed Senior Secured PIK Toggle Notes Indenture dated December 29, 2022 between (i) the Issuer, (ii) U.S. Bank Trust Company, National Association as Trustee, (iii) GLAS Americas LLC as Notes Collateral Agent and (iv) the guarantors party thereto (including the Company) (the “2026 Notes Indenture”);

(3)

the form of the New York law governed First Supplemental Indenture attached as an Exhibit to the Registration Statement, to be entered into by, among others, (i) the Issuer, (ii) U.S. Bank Trust Company, National Association as Trustee, (iii) GLAS Americas LLC as Notes Collateral Agent and (iv) the guarantors party thereto (including the Company), relating to the 2026 Notes Indenture (the “2026 Notes Supplemental Indenture” and, together with the 2026 Notes Indenture, the “Opinion Documents”);

(4)	a copy of the certificate of incorporation (and certificates of incorporation on change of name) and constitutional documents of the Company;

(5)	certificates of the Company dated December 29, 2022 and February 10, 2023 signed by a director of the Company (the “Officer’s Certificates”);

(6)	certified copies of the resolutions of the board of directors of the Company dated December 23, 2022 and February 8, 2023 (the “Board Resolutions”); and

(7)

certified copies of the written resolutions dated December 23, 2022 and February 8, 2023 of the sole shareholder of the Company (the “Shareholder Resolutions” and, together with the Board Resolutions, the “Corporate Authorisations”).

3.	Searches and Enquiries

For the purposes of this opinion, we have made (or, in the case of the winding-up search described in paragraph (B) below, instructed Company Registrations Online Limited to make) the following searches and enquiries:

(A)

a search against the entries and filings shown in respect of the Company on the Companies House online service “Companies House Direct” on February 10, 2023 which revealed no order or resolution for the winding up of the Company and no notice of the appointment of a receiver or administrator in relation to the Company (we are assuming that there has been no change of this position since the time and date the search was made) (the “Companies House Search”); and

(B)

a search of the Central Registry of Winding-up Petitions at the Insolvency and Companies List made at 10:00 a.m. (London time) on February 10, 2023 with respect to the Company, which revealed no record of the presentation of any petition for the winding-up of the Company (we are assuming that there has been no change of this position since the time and date the search was made) (the “Winding-up Search”).

3.	Opinions

Upon the basis of our examination of the Documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and subject to the qualifications and assumptions set out below, it is our opinion that:

(1)	The Company is incorporated under the Companies Act 1985 as a private company limited by shares and is validly existing;

(2)	The Company has the power and authority under its memorandum and articles of association to enter into the Opinion Documents and to perform its obligations thereunder;

(3)

The execution of the Opinion Documents and the giving of the Guarantee (as defined in the 2026 Notes Indenture) contained in the 2026 Notes Indenture have been duly authorised by all necessary corporate action on the part of the Company;

(4)	The 2026 Notes Indenture has been duly executed by the Company; and

(5)	The 2026 Notes Supplemental Indenture, when executed by the Company, will have been duly executed by the Company.

4.	Qualifications

This opinion is subject to the following qualifications:

(a)	The Companies House Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made in respect of a company; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant company immediately;

(b)

The Winding-up Search relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the record of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether any petition for the appointment of an administrator has been presented to, or any administration order has been made by, such County Court against the relevant companies.

(c)	We express no opinion as to the due authorisation, execution and delivery by the Company under any agreement or document entered into by the Company, other than the Opinion Documents;

(d)

We express no opinion as to whether the execution, delivery and performance by the Company of the Opinion Documents would conflict with or result in a breach of or constitute a default under any agreement, deed, instrument or other document to which it is a party;

(e)

The parties’ rights are subject to all applicable laws relating to bankruptcy, insolvency, liquidation, reorganisations, arrangements, moratoria or similar laws affecting the rights of creditors generally. We express no opinion as to bankruptcy, insolvency, reorganisation, moratorium, special resolution regimes for banks and other financial institutions and similar laws of general applicability relating to or affecting creditors’ rights;

6.	Limitations

(a)	We express no opinion as to the validity, legally binding nature or enforceability of the obligations of any person under the Opinion Documents.

(b)

This opinion is limited solely to English law in force as at the date of this opinion and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law. We express no opinion as to the effect of the laws of any jurisdiction other than the laws of England as currently applied by the English courts. In particular, we have made no investigation of the federal or state laws of the United States of America or any other jurisdiction and do not express or imply any opinion on them.

(c)	No opinion is expressed on matters of fact.

(d)

We have not been responsible for investigating or verifying the accuracy of the facts or the accuracy of any of the representations and warranties as to matters of fact (including statements of foreign law), or the reasonableness of any statements of opinion or intention, contained in or relevant to any document referred to in this opinion or that no material fact has been omitted from such documents.

This opinion is addressed to you and is solely for your benefit. Save as provided below, this opinion may not be relied upon by any other person or be used for any other purpose and neither its contents nor its existence may be disclosed to any such person without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours faithfully,

/s/ Sullivan & Cromwell LLP

Schedule 1: Assumptions

For the purposes of this opinion, we have with your agreement assumed:

(a)

The conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions and examined by us for the purposes of our opinion and the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of all documents submitted to us whether as originals or copies;

(b)

That the parties to the 2026 Notes Indenture have complied (and, in the case of the 2026 Notes Supplemental Indenture, will comply) with the procedures for counterpart signature and delivery of the Opinion Documents as set out in the Law Society Practice Note: “Execution of documents at virtual signing and closing” (16 February 2010) and that such parties have validly authorised (and, in the case of the 2026 Notes Supplemental Indenture, will authorise) the attachment of their respective signature pages to the final text;

(c)

In any case where the legal adviser of a party to the 2026 Notes Indenture has attached and released (and, in the case of the 2026 Notes Supplemental Indenture, will attach and release) the signature page of such party’s counterpart of the relevant Opinion Document, that such legal adviser had (or, in the case of the 2026 Notes Supplemental Indenture, has) all necessary authority from such party;

(d)

That each of the statements contained in the Officer’s Certificates is true and correct as at the date hereof and that the Corporate Authorisations have not been amended or rescinded and are in full force and effect at the time the Company enters into each Opinion Document;

(e)	That the 2026 Notes Supplemental Indenture, when executed, will have been executed by a director of the Company and in the form as reviewed by us for the purpose of this opinion;

(f)

Where the 2026 Notes Indenture has been (or, in the case of the 2026 Notes Supplemental Indenture, will be) executed using a method of execution which requires a witness, that the witness was (or, in the case of the 2026 Notes Supplemental Indenture, will be) physically present with the signatory and could see the signatory signing the relevant Opinion Document;

(g)

Where the 2026 Notes Indenture has been (or, in the case of the 2026 Notes Supplemental Indenture, will be) executed using an electronic signature, including a qualified electronic signature or an advanced electronic signature (as such terms are defined in Regulation (EU) No 910/2014 dated 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market, which forms part of UK law under the European Union (Withdrawal) Act 2018 (as amended by the European Union Withdrawal (Agreement) Act 2020) (the “EUWA”), (the “Onshored EIDAS Regulation”)), then:

(i)

the methods of verifying the identity of the signatory prescribed by, or agreed with, the electronic signature service provider (the “Service Provider”) (or any delegate of the Service Provider) have been (or, in the case of the 2026 Notes Supplemental Indenture, will be) complied with; and

(ii)

where the method of verification involves the provision of an access code given to the signatory by the Service Provider, that the access code has not been (or, in the case of the 2026 Notes Supplemental Indenture, will not be) shared with or used by a third party;

(h)	That where a Service Provider including a Qualified Trust Service Provider (as defined in the Onshored EIDAS Regulation) has provided a certificate validating an electronic signature, then:

(i) where such certificate has been issued subject to terms and conditions containing prerequisites or conditions, the prerequisites or conditions, have been (or, in the case of the 2026 Notes Supplemental Indenture, will be) satisfied or do not otherwise invalidate the signature; and

(ii) the certificate has not been (or, in the case of the 2026 Notes Supplemental Indenture, will not be) revoked or withdrawn;

(i)

That the information revealed by the Companies House Search (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

(j)	That the information revealed by the Winding-up Search was accurate in all respects and has not since the time of such search been altered;

(k)

That each party (other than the Company) to the Opinion Documents, has the requisite power and capacity to execute, deliver and perform its obligations under the Opinion Documents and that such execution, delivery and performance has been duly authorised by all appropriate corporate, constitutional or other action;

(l)

That (i) the 2026 Notes Indenture is complete and has been validly executed and delivered by each party thereto (other than the Company) in accordance with all applicable laws and (ii) the 2026 Notes Supplemental Indenture will be complete and will be validly executed and delivered by each party thereto (other than the Company) in accordance with all applicable laws;

(m)

That each party to the Opinion Documents has obtained any consent or authorisation (including exchange control or similar approvals) required in any jurisdiction in connection with the execution of, and performance of its obligations under, the Opinion Documents;

(n)

The transactions contemplated by the Opinion Documents (including the giving of guarantees and the grant of security by the Company) will not cause any guarantee, security or other limit applicable to the Company, as the case may be, to have been exceeded;

(o)	That the execution and delivery of the Opinion Documents and the performance of its obligations thereunder will promote the success of the Company for the benefit of its members as a whole;

(p)	That the directors of the Company acted in good faith and in accordance with their duties in Section 171 to 177 (inclusive) of the Companies Act 2006 in approving the Opinion Documents;

(q)

That no law of any jurisdiction outside England would render the execution, delivery, or performance of the terms of the Opinion Documents illegal or ineffective and that, insofar as any obligation under the Opinion Documents falls to be performed in any jurisdiction other than England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(r)

That the 2026 Notes Indenture is (and, when executed, the 2026 Notes Supplemental Indenture will be) legal, valid, binding and enforceable under the laws of the State of New York by which each Opinion Document is expressed to be governed;

(s)	That the Company was solvent immediately after the execution and delivery by it of each of the Opinion Documents;

(t)

That each of the parties to the Opinion Documents who is carrying on or purporting to carry on any regulated activity in the United Kingdom is an authorised person permitted to carry on that regulated activity or an exempt person in respect of that regulated activity under the Financial Services and Markets Act 2000 (the “FSMA”) and no agreement was entered into in consequence of a communication made in breach of Section 21 of the FSMA;

(u)	That the Company is not an authorised person permitted to accept deposits under the FSMA;

(v)

That no offer to the public has been or will be made in respect of the Warrants or the New Notes in the United Kingdom for the purposes of section 85(1) of FSMA, unless such offering is made pursuant to any of the exemptions set out in Section 86 of FSMA;

(w)

That no circumstances have arisen requiring the submission and publication of a prospectus (or a supplementary prospectus) in accordance with the prospectus rules as defined in section 73A(4) of the FSMA made by the United Kingdom Financial Conduct Authority under Part VI of the FSMA;

(x)	That no request has been or will be made to admit the Warrants or the New Notes to trading on a regulated market situated or operating in the United Kingdom;

(y)	That no advertisement (as defined in the UK Prospectus Regulation) has been issued in the United Kingdom in relation to the Warrants or the New Notes other than in accordance with Part VI of the FSMA;

(z)

That any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue of the Warrants or the New Notes has only been communicated or caused to be communicated in circumstances in which there has been no breach of section 21(1) of the FSMA;

(aa)	That there are no other facts which are or may be relevant to this opinion which have not been disclosed to us in relation to our giving this opinion; and

(bb)

That the parties to the Opinion Documents have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of the Opinion Documents is, and will continue to be, consistent with all such laws and regulations.